                   [BRACEWELL & PATTERSON, L.L.P. LETTERHEAD]

                                                                     EXHIBIT 8.1
                                 June 26, 1996




FelCor Suite Hotels, Inc.
545 East John Carpenter Freeway
Suite 1300
Irving, Texas  75062-3933

         Re:     FelCor Suite Hotels, Inc.
                 1996 Registration of Common Stock Shares
Gentlemen:

We have acted as counsel to FelCor Suite Hotels, Inc., a Maryland corporation (the "Company"), in connection with the preparation of a registration statement on Form S-3 filed with the Securities and Exchange Commission under file number 333-04947 (the "Registration Statement") with respect to the offering and sale (the "Offering") by certain named shareholders (the "Selling Shareholders") of up to 4,291,192 shares (the "Shares") of the Company's common stock, par value $0.01 per share (the "Common Stock"), which Shares (i) have been issued in one or more prior private placements, or (ii) may be issued upon redemption by the Company of units of limited partner interest in FelCor Suites Limited Partnership, a Delaware limited partnership (the "Partnership"), or (iii) may be issued pursuant to an existing subscription agreement.

The Company was formed pursuant to a Certificate of Incorporation filed on May 16, 1994 with the Secretary of State of the State of Delaware. Effective as of June 23, 1995, the Company merged with and into its wholly-owned subsidiary, FelCor Suite Hotels, Inc., a Maryland corporation, the effect of which was to change the Company's state of incorporation from Delaware to Maryland.

The Partnership was formed under the provisions of the Delaware Revised Uniform Limited Partnership Act (the "Act") pursuant to a Certificate of Limited Partnership filed on May 23, 1994 and an Agreement of Limited Partnership dated as of May 20, 1994 (the "Original

FelCor Suite Hotels, Inc., et al.
June 26, 1996
Page 2


Partnership Agreement") between the Company, as general partner (the "General Partner"), and Thomas J. Corcoran, Jr. as limited partner (the "Original Limited Partner"). In its capacity as general partner of the Partnership, the Company owns approximately 88% of the common Partnership units and 100% of the preferred Partnership units.

In connection with the initial public offering of the Company's Common Stock on July 28, 1994, the Partnership acquired six hotels (the "Initial Hotels") pursuant to a statutory merger of Suites DJON Limited Partnership, Suites DJON Nashville Limited Partnership, and Suites Oklahoma Limited Partnership, all Texas limited partnerships (the "Predecessor Partnerships") with and into the Partnership in accordance with the applicable provisions of Section 2.11 of the Texas Revised Limited Partnership Act and Section 17-211 of the Act. In the merger, all the general and limited partnership interests in each of these partnerships were changed and converted into Units of Limited Partnership Interest in the Partnership, and the Company remained the sole general partner of the Partnership. Subsequent to July 28, 1994 and prior to May 23, 1995, the Partnership purchased three more hotels for cash.

On May 30, 1995, the Company closed a secondary public offering of 3,450,000 shares of its Common Stock. The Company contributed the net proceeds of the May 1995 secondary offering to the Partnership in exchange for an approximate 9.3% additional general partner interest, raising the Company's interest from 73.5% to 82.8%. The Partnership used the funds from the May 1995 secondary offering to repay outstanding indebtedness, to provide working capital, to acquire a further three hotels and to acquire a 50% interest in the Embassy/GACL Lombard Venture, an Illinois general partnership which owns the Chicago-Lombard, IL Hotel and which is governed by the Joint Venture Agreement of the Embassy/Shaw Lombard Venture.

On December 20, 1995, the Company closed an additional secondary offering of 12,650,000 shares of its Common Stock. The Company contributed the net proceeds of the December 1995 secondary offering to the Partnership in exchange for an approximate 5.9% additional general partner interest, raising the Company's interest from 82.8% to 88.7%. The Partnership used the funds from the December 1995 secondary offering to provide working capital, to repay outstanding debt, and to acquire (directly or indirectly) additional hotels as described below.

On December 29, 1995, the Partnership used a portion of the funds from the December 1995 secondary offering to indirectly acquire seven hotels by acquiring the following interests in existing partnerships or limited liability companies:

FelCor Suite Hotels, Inc., et al.
June 26, 1996
Page 3



o a 99% limited partner interest in FelCor/CSS Holdings, L.P., a Delaware limited partnership governed by the Agreement of Limited Partnership of FelCor/CSS Holdings, L.P. ("Holdings").

o a 99% limited partner interest in FelCor/St. Paul Holdings, L.P., a Delaware limited Partnership ("FelCor/St. Paul Holdings") governed by the Agreement of Limited Partnership of FelCor/St. Paul Holdings, L.P.; and

o        a 1% general partner interest in FelCor/St. Paul Holdings, L.P.
         through a newly-formed Delaware limited liability corporation, FelCor/CSS Hotels, L.L.C. governed by the Limited Liability Company Agreement of FelCor/CSS Hotels, L.L.C. and owned 99% by the Partnership and 1% by the Company.

During January 1996 the Partnership contributed additional funds to Holdings to enable it to purchase nine additional hotels. During the same month the Partnership directly acquired two additional hotels in exchange for Units of Limited Partnership Interest in the Partnership.

In February 1996 the Partnership purchased two additional hotels. And in March 1996 the Partnership indirectly purchased (through FelCor/LAX Holdings, L.P., a Delaware limited partnership) an approximate 70% interest in Los Angeles International Airport Hotel Associates, a Texas limited partnership which owns the Los Angeles (LAX), CA Hotel.

On May 6, 1996, the Company closed an offering of 6,050,000 shares of $1.95 Series A Cumulative Convertible Preferred Stock. The Company contributed the net proceeds of the May 6, 1996 offering to the Partnership in exchange for 100% of the preferred Partnership units. The Partnership used the funds from the May 6, 1996 offering to repay outstanding indebtedness, including its line of credit, and to acquire (directly or indirectly) additional hotels.

In May 1996, the Company caused Holdings to directly purchase the Napa, CA Hotel and the Mandalay Beach, CA Hotel.

At the present time the Company owns, directly or indirectly, interests in 36 hotels (the "Current Hotels").

The Partnership has caused the appropriate owner of each of the Current Hotels to lease the Current Hotels to DJONT Operations, L.L.C., a Delaware limited liability company (the "Lessee") pursuant to substantially similar operating leases (collectively, the "Leases").

FelCor Suite Hotels, Inc., et al.
June 26, 1996
Page 4



Hervey A. Feldman and Thomas J. Corcoran, Jr. each own (through a corporation equally owned by them) a 25% interest in the assets and net profits of the Lessee, and RGC Leasing, Inc., an S corporation owned by three of the five children of Charles N. Mathewson, owns the remaining 50% interest in the assets and net profits of the Lessee.

The Company intends to cause the Partnership to acquire a 50% interest in the MHV Joint Venture, which owns the Marin County, CA Hotel. On the acquisition of an interest in the Marin County, CA Hotel (by acquiring an interest in the MHV Joint Venture) and on the direct or indirect acquisition of any other hotel (the "Other Hotels"), the Company will cause the appropriate owner of each Other Hotel to enter into a lease with the Lessee on terms substantially similar to the Leases.

The Company has requested our opinion as to:

(a) whether, commencing with its initial taxable year, the Company has been organized in conformity with the requirements for qualification as a real estate investment trust (a "REIT") pursuant to sections 856 through 860 of the Internal Revenue Code of 1986, as amended (the "Code"), and whether the Company's proposed method of operation will enable it to continue to meet the requirements for qualification and taxation as a REIT under the Code;

(b) whether the descriptions of the law and the legal conclusions contained in the portion of the prospectus in the Registration Statement (the "Prospectus") under the caption "Federal Income Tax Considerations" are correct in all material respects, and whether the discussion thereunder omits any material provision with respect to the matters covered;

(c) whether the Partnership will be treated for federal income tax purposes as a partnership and not as an association taxable as a corporation;

(d) whether Embassy/GACL Lombard Venture, Holdings, FelCor/St. Paul Holdings, L.P., FelCor/CSS Hotels, L.L.C., FelCor/LAX Holdings, and L.P., Los Angeles International Airport Hotels Associates (the "Current Subsidiary Partnerships") will each be treated for federal income tax purposes as a partnership and not as an association taxable as a corporation; and

(e) whether the MHV Joint Venture will be treated for federal income tax purposes as a partnership and not as an association taxable as a corporation.

FelCor Suite Hotels, Inc., et al.
June 26, 1996
Page 5



In connection with the opinions rendered below, we have examined the following:

1.       the Company's Restated Certificate of Incorporation;

2.       the Company's By-Laws;

3.       the Prospectus;

4.       the Partnership Agreement;

5. the additional partnership or limited liability company agreements for each of the Current Subsidiary Partnerships:

         o the Joint Venture Agreement of Embassy/Shaw Lombard Venture dated as of July 28, 1987, as amended by the First Amendment to Joint Venture Agreement of Embassy/Shaw Lombard Venture dated as of June 30, 1992;

         o the Agreement of Limited Partnership of FelCor/CSS Holdings, L.P. dated as of September 18, 1995;

         o the FelCor/CSS Hotels, L.L.C. limited liability company Regulations dated as of October 18, 1995;

         o the Agreement of Limited Partnership of FelCor/St. Paul Holdings, L.P. dated as of November 8, 1995;

         o the Agreement of Limited Partnership of FelCor/LAX Holdings, L.P., dated as of December 14, 1995; and

         o the Amended and Restated Agreement of Limited Partnership of Los Angeles International Airport Hotel Associates, a Texas limited partnership, adopted as part of the Debtor's Fifth Amended Plan of Reorganization, pursuant to the order of the United States Bankruptcy Court for the Central District of California in Case No. LA-92-39324-AA dated September 20, 1995;

6.       the Joint Venture Agreement of the MHV Joint Venture, dated May 1,
         1989.

7.       the Leases;

FelCor Suite Hotels, Inc., et al.
June 26, 1996
Page 6




8. certain appraisals performed by Hospitality Appraisal Systems, a division of Commercial & Industrial Appraisal Services, Inc. (the "Appraiser") of the furniture, fixture, and equipment contained in four of the Current Hotels, which appraisals are representative, as to scope and methodology, of the appraisals performed by the Appraiser with respect to each of the Current Hotels, effective as of the date the Predecessor Partnerships or the Partnership directly or indirectly acquired each such Hotel, and, where appropriate, used by the Predecessor Partnership, the Partnership, or a Current Subsidiary Partnership to determine its federal income tax basis in the assets of each such Hotel.

9. The following agreements between the Partnership or the Current Subsidiary Partnerships and the sellers of the Current Hotels:

         o the agreements between the Predecessor Partnerships and the sellers of the Initial Hotels as to the allocation of the purchase price between personal property and real property; and

         o the agreements between the Partnership and/or the Current Subsidiary Partnerships and the sellers of each of the Current Hotels (other than the Initial Hotels) as to the allocation of the purchase price between personal property and real property, and the asset purchase agreement between PFS Ventures, Inc. and Crown Sterling Management, Inc. and Crown Sterling, Incorporated.

10. such other documents as we have deemed necessary or appropriate for purposes of this opinion.

In connection with the opinions rendered below, we have assumed generally that:

1. each of the documents referred to above has been duly authorized, executed, and delivered, is authentic, if an original, or accurate, if a copy, and has not been amended;

2. the Company will not make any amendments to its organizational documents after the date of this opinion that would affect its qualification as a REIT for any taxable year;

3. each partner of the Partnership (a "Partner") that is a corporation or other impersonal entity has valid legal existence;

FelCor Suite Hotels, Inc., et al.
June 26, 1996
Page 7




4. each Partner has full power, authority, and legal right to enter into and perform the terms of the Partnership Agreement and the transactions contemplated thereby;

5. no actions will be taken by the Company, the Partnership or any Current Subsidiary Partnership, or the Partners after the date hereof that would have the effect of altering the facts upon which the opinions set forth below are based;

6. each of the appraisals of furniture, fixtures, and equipment performed by the Appraiser for each Current Hotel (the "Personal Property Appraisals") accurately determines the fair market value of the personal property (i) contained in the Initial Hotels at the time of each Predecessor Partnership's acquisition of such personal property, and (ii) contained in each of the Current Hotels at the time of the Partnership's acquisition of such personal property; and

7. the allocations in the agreements between the Partnership and each of the Current Subsidiary Partnerships, on the one hand, and the sellers of the Current Hotels, on the other hand, accurately determine the fair market value of the personal property contained in each of the Current Hotels at the time of the acquisition of such personal property; and

8. all of the facts described in our memoranda dated October 20, 1995, November 29, 1995, April 10, 1996, and June 21, 1996, concerning the Partnership, the Current Subsidiary Partnerships, and MHV Joint Venture are accurate.

Furthermore, we have relied upon the correctness of certain factual representations of the Company and its authorized representatives regarding these matters. After reasonable inquiry, we are not aware of any facts inconsistent with the representations made by the Company or with the determinations of fair market value contained in the Personal Property Appraisals. Furthermore, where such representations involve matters of law, we have explained to the Company's representatives the relevant and material sections of the Code, the Treasury regulations thereunder (the "Regulations"), published rulings of the Service, and other relevant authority to which such representations relate and are satisfied that the Company's representatives understand such provisions and are capable of making such representations.

Based on the documents, assumptions and representations described above, the discussion in the Prospectus under the caption "Federal Income Tax Considerations" (which is

FelCor Suite Hotels, Inc., et al.
June 26, 1996
Page 8



incorporated herein by reference), and the discussion set forth below, we are of the opinion that:

(a) the Company met the requirements for qualification and taxation as a REIT pursuant to sections 856 through 860 of the Code for its initial taxable year ended December 31, 1994 and for the taxable year ending December 31, 1995, and that the Company's current and proposed method of operation will enable it to continue to meet the requirements for qualification and taxation as a REIT under the Code for the taxable year ending December 31, 1996 and in the future;

(b) the descriptions of the law and the legal conclusions contained in the Prospectus under the caption "Federal Income Tax Considerations" are correct in all material respects, and the discussion thereunder does not omit any material provision with respect to the matters covered;

(c) the Partnership will be treated for federal income tax purposes as a partnership and not as an association taxable as a corporation;

(d) Embassy/GACL Lombard Venture, Holdings, FelCor/St. Paul Holdings, FelCor/CSS Hotels, L.L.C., FelCor/CSX Holdings, L.P., and Los Angeles Internal Airport Hotels Associates will each be treated for federal income tax purposes as a partnership and not as an association taxable as a corporation; and

(e) The MHV Joint Venture will be treated for federal income tax purposes as a partnership and not as an association taxable as a corporation.

The foregoing opinions are based on current provisions of the Code and the Regulations, published administrative interpretations thereof, and published court decisions. The Service has not issued Regulations or administrative interpretations with respect to various provisions of the Code relating to REIT qualification. No assurance can be given that the law will not change in a way that will prevent the Company from qualifying as a REIT or the Partnership from being classified as a partnership for federal income tax purposes.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. We also consent to the references to Bracewell & Patterson, L.L.P. under the caption "Federal Income Tax Considerations" in the Prospectus. In giving this consent, we do not admit that we are in the category of persons whose consent is required by Section 7 of the

FelCor Suite Hotels, Inc., et al.
June 26, 1996
Page 9


1933 Act or the rules and regulations promulgated thereunder by the Securities and Exchange Commission.

The foregoing opinions are limited to the federal income tax matters addressed herein, and no other opinions are rendered with respect to other federal tax matters or to any issues arising under the tax laws of any state or locality. We undertake no obligation to update the opinions expressed herein after the date of this letter. This opinion letter is solely for the information and use of the addressees and may not be relied upon for any purpose by any other person without our express written consent.

                                        Very truly yours,

                                        /s/ BRACEWELL & PATTERSON, L.L.P
                                        Bracewell & Patterson, L.L.P.